Exhibit 10.15
SETTLEMENT AGREEMENT AND WAIVER OF RIGHTS
     I, Shay Gonen, hereby enter into this Settlement Agreement (“Agreement”) as of this 9th day of January 2006, with MRV Communications, Inc. (“the Employer”) (collectively referred to herein as the “Parties”).
     1. Termination of Employment. My employment with the Employer will terminate effective February 1, 2006 (“Separation”). From now until that date, I will not be required to report to work or perform services and will not be paid salary or accrue any bonus. Instead, I will utilize my accrued vacation until it is depleted.
     2. Separation Payment
          2.1 Following my signature of this Agreement, I have agreed to accept a payment equivalent to Ten Thousand dollars ($10,000.00) (the “Separation Payment”), paid on or before February 1, 2006. The payment will be subject to the appropriate state and federal withholdings. Any bonus to which I am entitled for 2005 is included in the Separation Payment.
          2.2 The Employer will continue to provide health insurance benefits to me through my Separation.
          2.3 The Employer will grant me 10,000 in stock options on or about January 31, 2006. Such stock options will vest immediately and be exercisable upon grant through December 31, 2006, pursuant to the terms of Employer’s stock option plan.
          2.4 I will be able to exercise all stock options which vested on or before December 31, 2005, from now until December 31, 2006, pursuant to the terms of Employer’s stock option plan.
          2.5 I understand that, upon my signature and Employer’s, this Agreement will govern the terms of my Separation and supercede all prior written and oral agreements pertaining to my employment.
          2.6 I understand that the Employer is providing the Separation Payment and vested stock options as a special benefit to me in return for this Agreement. I understand and acknowledge that this consideration is over and above what I am otherwise entitled to receive from the Employer as wages.
     3. Release of Claims. In consideration of the Separation Payment referenced in Paragraph 2, and other valuable consideration the receipt and sufficiency of which and hereby acknowledged, I agree to and hereby do generally release, on my own behalf and on behalf of my dependents, heirs, successors and assigns, the Employer and its affiliated companies and partnerships and each of their present or former affiliates, subsidiaries, officers and directors, members, owners, shareholders, partners, employees, agents, attorneys, accountants and representatives, clients and client affiliated entities and each of their present or former officers and directors, and their respective successors and assigns (collectively, the “Released Parties”), from any and all claims, actions, suits, demands, causes of action, charges, obligations, damages, breaches, attorneys’ fees, costs and liabilities of any nature whatsoever (collectively “claims”), whether or not now known, suspected or claimed, which I now hold or have at any time heretofore owned or held against the Released Parties including, but not limited to, claims (a) arising out of my employment with the Employer or Separation from employment, (b) that the Released Parties or any of them discriminated against me on the basis of my race, sex, religion, national origin, ancestry, sexual orientation, mental or physical disability, pregnancy, marital status, or age, (c) that I was defamed, libeled or slandered, (d) arising under the Employee Retirement Income Security Act, COBRA, Cal-COBRA, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the California Fair Housing and Employment Act, including the Moore-Brown-Roberti Family Rights Act, the Family Medical Leave Act, and/or (e) any claim for employment discrimination, breach of contract, invasion of privacy, interference with contract, business relationships, or prospective economic advantage, emotional distress, wrongful termination, severance pay, unpaid wages, deferred compensation, stock options, bonus, or any other fringe benefits or commissions.
     4. Waiver of Unknown Claims. It is a further condition of the consideration herein and is my intention in executing this Agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, I hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. SECTION 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     I acknowledge that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nonetheless, I hereby waive any right, claim or causes of action that might arise as a result of such different or additional claims or facts. I acknowledge that I understand the significance and consequence of such release and such specific waiver of SECTION 1542. I hereby agree and covenant not to commence, file, litigate or pursue any claims intended to be released herein against the Released Parties.

     5. Release under OWPBA: I understand and agree that, by entering into this Agreement: (i) I am waiving any rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older workers Benefit Protection Act; (ii) I have received consideration beyond that to which I was previously entitled; (iii) I have been advised to consult with an attorney before signing this Agreement; and (iv) I have been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one days prior to my execution of this Agreement (“Evaluation Period”). I understand that I may waive the Evaluation Period and elect an earlier Effective Date. The “Effective Date” of this Agreement shall be the eighth day after I execute the Agreement and the Employer receives it.
     6. No Other Claims. I agree immediately to dismiss or withdraw any and all pending lawsuits, administrative charges or complaints, including, but not limited to, charges or complaints I may file or have filed against the Released Parties with any state or federal agency.
     7. No Rights to Reemployment. I hereby waive any right I may have to reemployment by Employer and further agree that I will not apply for or seek future employment with Employer.
     8. Reaffirmation of Non-Disclosure Agreement. I hereby reaffirm all my obligations pursuant to the Non-Disclosure Agreement between me and the Company.
     9. No Assignment. I hereby covenant I have made no assignment and will make no assignment of the claims released herein. I understand and agree this Release is binding upon my heirs, personal representatives, spouse, executors, administrators and assigns.
     10. Confidentiality. Both Parties agree that this Agreement and its contents and the terms of this settlement are confidential, and agree not to disclose, publicize, or cause to be publicized, any of the terms or conditions of this settlement, including the fact of this Agreement, and any of the terms of this Agreement or the Separation Payment, except as required by judicial process, as otherwise required by law, or to immediate family, financial advisors or attorneys who shall be advised of this Agreement and bound by it. Both Parties also agree not to disparage, ridicule or defame the other Party.
     11. No Admission. I acknowledge that neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by the Released Parties of any wrongdoing or violation of any employment policies and procedures, or of any state or federal law or regulation. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement and the confidentiality hereof.
     12. Acknowledgment of Receipt. I acknowledge that I have received all wages and other compensation due and owing to me as a result of my employment with Employer, including wages, overtime, penalties, accrued but unused vacation time, bonuses, and commissions if any.
     13. Additional Consideration. I further acknowledge and agree that I have waived rights or claims pursuant to this Agreement in exchange for consideration received from the

Employer as the Separation Payment, the value of which exceeds payment or remuneration to which I was already entitled.
     14. Return of All Property. I hereby represent and agree that I have returned to the Employer all property of Employer which is in my possession.
     15. Arbitration. Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof shall be subject to private and confidential arbitration in Los Angeles County in accordance with the laws of California. The arbitration shall be conducted in a procedurally fair manner by the mutually agreed upon arbitrator selected in accordance with the applicable rules of JAMS (“Rules”) or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules; the arbitration shall be conducted confidentially in accordance with the Rules; each party shall have the right to conduct reasonable discovery as permitted under the Rules or ordered by the arbitrator; the arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damage and shall have the authority to award reasonable attorneys fees to the prevailing party in accordance with applicable law; the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties; and the award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement and review in accordance with California law.
     16. Voluntary Waiver. I acknowledge I have read this Agreement and that I have had an opportunity to question the Employer or its representatives concerning the Separation Payment and vested stock options that I will receive, provided that I enter into this Agreement. I acknowledge that my decision to enter into this Agreement is voluntary, and I have made such decision without coercion or duress. I understand and have had the opportunity to discuss with legal counsel the legal and financial implications of my waiver and my entering into this Agreement.
     17. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and to this end the provisions of this Agreement are declared to be severable.
     18. Integration. This Agreement constitutes and contains the entire agreement and understanding between the Parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter(s) set forth in this Agreement. This is an integrated document.
     19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

     I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

Dated: January 9, 2006	Shay Gonen
/s/ Shay Gonen
Signature

Dated: January 9, 2006	MRV Communications, Inc.
	By:	/s/ Noam Lotan
Name Printed: Noam Lotan
		Title:	President and Chief Executive Officer